Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of September, 2008 by and among Taylor Capital Group, Inc. (“TCGI”), Cole Taylor Bank (the “Bank”) and Bruce Taylor (“Executive”) (together, the “Parties”). This Agreement shall become effective only upon the Closing on the Closing Date (as such terms are defined in the Securities Purchase Agreement) contemplated by that certain Securities Purchase Agreement dated as of September 4, 2008 by and among TCGI, the Bank and each of the preferred stock investors listed on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”). Prior to such Closing and notwithstanding any provision in this Agreement to the contrary, this Agreement shall not be effective and Executive shall have no rights of any kind hereunder. In the event that the Closing contemplated by the Securities Purchase Agreement does not occur on or before December 31, 2008, this Agreement shall not become effective and shall be void and of no effect.

RECITALS:

A. TCGI desires to employ Executive to serve as its Chief Executive Officer and Chairman of the Board of Directors of TCGI, and the Bank desires to employ Executive to serve as the Chairman of the Board of Directors of the Bank, and Executive desires to be employed in such capacity by TCGI and the Bank on the terms and conditions set forth in this Agreement; and

B. The Parties desire to enter into this Agreement to set forth the terms and provisions of Executive’s employment with TCGI and the Bank and certain other agreements which will survive Executive’s employment, as set forth below.

NOW, THEREFORE, in consideration of the premises, the mutual covenants, promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as set forth herein.

1. EMPLOYMENT. TCGI and the Bank hereby employ Executive, and Executive hereby accepts employment with TCGI and the Bank upon and subject to the terms and conditions set forth herein. Executive will serve as Chairman of the Bank, and as Chairman and Chief Executive Officer of TCGI. During the Term and thereafter for so long as the Executive is one of the “Taylor Family” nominees to the Board of Directors of TCGI pursuant to Section 2.9 of the Bylaws of TCGI:

A. TCGI shall make its best effort to cause the Executive to be elected to the Board of Directors of TCGI and as its Chairman;

B. at each meeting of the stockholders of TCGI at which directors of TCGI are to be elected and in each proxy statement relating thereto, TCGI shall recommend that the stockholders elect the Executive to the Board of Directors of TCGI as its Chairman;

C. TCGI shall cause Executive to be elected to and maintained as a member and Chairman of the Board of Directors of the Bank and to each executive or other committee thereof (other than a traditional audit or compensation committee); and

D. to the extent that TCGI fails to cause the Executive to be appointed to and maintained on the Board of Directors of TCGI, TCGI shall cause the Executive to be appointed as an observer of the Board of Directors of TCGI (other than a traditional audit or compensation committee but including any executive committee) entitled to attend all meetings thereof and receive copies of all actions to be taken by written consent at the same time as the members thereof.

The foregoing obligations shall not limit or preclude the Board of Directors of TCGI or the Bank from taking or failing to take any action that the Board of Directors of TCGI or the Bank determines in good faith, consistent with the legal opinion of its outside legal counsel, that to do otherwise would violate its fiduciary duties under applicable law.

2. DUTIES. During the Term, Executive will employ his best efforts and will devote the whole of his normal business time, energy, skill and attention to carrying out the responsibilities assigned to him, in accordance with TCGI’s and the Bank’s policies in effect from time to time and in a diligent, trustworthy, businesslike and efficient manner. In each case, Executive shall have the responsibility, authority, and such other duties that are customary for an executive officer of a similar corporation having similar titles and duties. The TCGI Board of Directors (the “Board”) shall oversee Executive in his duties as Chief Executive Officer and Chairman and the Bank’s Board of Directors shall oversee Executive in his duties as Chairman of the Board of Directors of the Bank. To the extent that such activities do not inhibit Executive from performing his duties for TCGI and the Bank, and do not conflict with the interests of TCGI or the Bank, nothing in this Agreement shall preclude Executive from (a) subject to prior approval of the Audit Committee of the Board, service as a director at any other entity in accordance with TCGI or Bank policy, (b) service to any civic, religious, charitable or similar type organization, (c) public speaking engagements, and (d) management of personal and family investments. As of the date hereof, Executive’s continuing service on the boards of directors of Mutual Trust Financial Group and MTL Insurance Company has been permitted by the Audit Committee of the Board, and the Parties agree that, if at some future time the Audit Committee of the Board shall reasonably determine that such service would be a conflict or contrary to TCGI or Bank policy, then, promptly upon written notice thereof from the Audit Committee of the Board, Executive shall resign from such board(s). The duties and services to be performed by Executive hereunder shall be substantially rendered at TCGI’s principal offices in the Chicagoland area, except for reasonable travel on business incidental to the performance of Executive’s duties to TCGI or the Bank.

3. COMPENSATION.

3.1 Base Salary. During the Term, TCGI will pay to Executive a base salary at an annual rate of no less than Five Hundred Twenty-Five Thousand Two Hundred Dollars ($525,200), subject to applicable deductions and withholdings for taxes to be paid in periodic payments in accordance with TCGI’s usual payroll practices (“Base Salary”). Executive’s Base Salary shall be subject to increase, but not decrease (other than permitted proportionate reductions applicable to all similarly situated senior executives of TCGI or the Bank, but not any such reduction during the two (2) year period commencing upon a Change in Control, as defined in Section 4.3(a)(iii)), at the discretion of the Compensation Committee of the Board.

3.2 Annual Incentive Compensation. During the Term, Executive will continue to be eligible to participate in the Taylor Capital Group, Inc. 2007 Incentive

Bonus Plan or any such successor plan in effect from time to time (“Bonus Plan”). Eligibility and benefits shall be determined by the terms of the Bonus Plan as in effect from time to time. Executive’s benefits under the Bonus Plan (referred to as the “Bonus”) shall be based upon annual quantitative performance targets as established by the Compensation Committee in its sole discretion in accordance with the Bonus Plan. Executive’s 2008 target shall remain sixty percent (60%) of Executive’s Base Salary, as previously established by the Compensation Committee of the Board. Any Bonus earned by Executive shall be paid to Executive in accordance with the terms of the Bonus Plan.

3.3 Long-Term Incentive Compensation Plan. During the Term, Executive will continue to be eligible to participate in the Taylor Capital Group, Inc. 2002 Incentive Compensation Plan or any successor plan in effect from time to time (“Incentive Plan”) in accordance with its terms as in effect from time to time. Executive shall have annual targets consistent with similar executive officers of TCGI and the Bank.

3.4 Deferred Compensation Plan. During the Term, Executive will continue to be eligible to participate in the Taylor Capital Group, Inc. Deferred Compensation Plan or any such successor plan in effect from time to time in accordance with its terms as in effect from time to time.

3.5 401(k) Profit Sharing Plan. During the Term, Executive will continue to be eligible to participate in the Taylor Capital Group, Inc. 401(k)/Profit Sharing plan or any successor plan in effect from time to time in accordance with its terms as in effect from time to time.

3.6 Expenses. The Bank shall pay the legal fees and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement and related documents and relating to the transactions being contemplated with Harrison Steans and certain of his affiliates within thirty (30) days of the Bank’s receipt of statements evidencing such legal fees and expenses; provided, that such fees and expenses, together with other fees and expenses of the Taylor Family (including without limitation, the consulting agreement among TCGI, the Bank and Jeffrey Taylor) relating to such matters shall not in the aggregate exceed $100,000; provided, further, that such reimbursements shall not be made later than March 15, 2009.

3.7 Benefits. For so long as Executive is an employee of TCGI or the Bank, Executive will continue to be eligible to participate in the health and welfare benefit plans (which currently include medical, dental, vision, disability, life insurance and flexible spending accounts) sponsored by TCGI or the Bank in accordance with the applicable plan documents in effect from time to time. Nothing in this Agreement shall require TCGI or the Bank to continue to maintain any particular health or welfare or other employee benefit plan.

3.8 Additional Benefits. During the Term, Executive’s perquisite package shall include the payment of club dues in an amount not to exceed Thirty Thousand Dollars ($30,000.00) per year, the reimbursement of automobile expenses in an amount not to exceed One Thousand Five Hundred Dollars ($1,500.00) per month, and the provision of wealth management services in accordance with the Bank’s policies in effect from time to time at a discount of twenty percent (20%) off the Bank’s standard charges, with the amount of the discount not to exceed Four Thousand Dollars ($4,000.00) per year (“Benefits”). Notwithstanding anything to the contrary herein provided, the amount of Benefits provided during one calendar year shall not affect the amount of Benefits provided during a subsequent calendar year, the Benefits may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment under the Benefit arrangements will be paid in accordance with applicable plan or policy terms and no later than the last day of Executive’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment.

3.9 Paid Time Off. For so long as Executive is an employee of TCGI or the Bank, Executive shall continue to be eligible for up to twenty-four (24) days of paid time off each year in accordance with TCGI’s or the Bank’s policies in effect from time to time.

3.10 Other Benefits. During the Term, Executive shall be eligible to participate in such other insurance programs and other benefit plans not specifically set forth herein that TCGI and the Bank may now have in effect or may hereinafter adopt for similar executives to the extent permitted under the terms of such programs and plans in effect from time to time.

3.11 Director Fees. For so long as Executive is a director (but not an employee of TCGI or the Bank at such time) of TCGI or the Bank, he shall be entitled to and shall receive customary cash, equity and other compensation for board service on the same terms and conditions as other non-employee directors of TCGI or the Bank (as applicable). If the Executive is an employee of TCGI or the Bank at any time that he serves as a director of TCGI or the Bank, he shall not be entitled to or paid any compensation described under this Section 3.11.

4. TERM OF EMPLOYMENT AND TERMINATION.

4.1 Term of Employment. Executive shall be employed at will, and the term of Executive’s employment hereunder shall commence on the date of this Agreement and continue until terminated pursuant to the provisions of this Section 4 (the “Term”). Unless otherwise provided in this Section 4 or unless the context requires otherwise, the Parties shall each provide to the other thirty (30) days prior written notice of any termination of employment; provided however, that nothing herein shall prevent immediate termination of employment of Executive by TCGI or the Bank if such termination is for Cause.

4.2 Termination Due to Death or Disability. If, during the Term, Executive dies or if Executive’s employment is terminated on account of Disability, as defined in Section 4.3(a)(ix), the Term shall terminate upon the date of Executive’s death or his termination due to Disability; provided, however, that TCGI shall pay (i) his Base Salary earned but not yet paid up to the date of such termination; (ii) any Bonus earned but not yet paid for the year preceding such termination; and (iii) an amount equal to the Bonus for the year preceding the year of such termination multiplied by a fraction whose numerator is the number of days lapsed from January 1st through the date of such termination, and whose denominator is 365 (hereinafter referred to as “Pro-Rata Bonus”). In the event of the death of Executive, such payments shall be made in accordance with Section 22.10. Any of Executive’s stock options or restricted stock provided under any arrangement with TCGI or the Bank shall vest, terminate, expire or be subject to exercise by the appropriate party, in accordance with the applicable plan documents or other agreements in effect at the time of Executive’s termination of employment.

4.3 Severance Provisions. The following additional provisions govern the payment of severance benefits to Executive in all cases of termination of his employment, except as a result of his death or Disability:

(a) Definitions.

(i) “Affiliate” means, with respect to any person, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than such person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that person.

(ii) “Cause” means: (a) Executive has committed an act of dishonesty that results, or is intended to result, in material gain or personal enrichment of Executive or has, or is intended to have, a material detrimental effect on the reputation or business of TCGI or the Bank; (b) Executive has committed an act or acts of fraud, moral turpitude or constituting a felony (other than relating to the operation of a motor vehicle); (c) any material breach by Executive of any provision of this Agreement that, if curable, has not been cured by Executive within thirty (30) days of written notice of such breach from TCGI or the Bank; (d) an intentional act or willful gross negligence on the part of Executive that has, or is intended to have, a material, detrimental effect on the reputation or business of TCGI or the Bank; (e) Executive’s refusal, after thirty (30) days written notice thereof, to perform specific reasonable directives from the Board or the Board of Directors of the Bank that are reasonably consistent with the scope and nature of his duties and responsibilities, as set forth in this Agreement; or (f) Executive being barred or prohibited by any governmental authority or agency from holding the position of Chief Executive Officer of TCGI or Chairman of either TCGI or the Bank. The decision to terminate Executive’s employment for Cause, to take other action or to take no action in response to any occurrence shall be in the sole and exclusive discretion of the Board. No act or failure to act shall be considered “intentional” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of TCGI or the Bank; and provided further, that no act or omission shall constitute Cause hereunder absent such a finding by the Board.

(iii) “Change in Control” means the occurrence of any of the following events:

(1) A change in the ownership of TCGI or the Bank. A change in the ownership of TCGI or the Bank shall occur on the date that any one person, or more than one person acting as a “Group” (as defined below), except for the Taylor Family, or an Employee Stock Ownership Plan (as defined below), acquires ownership of stock of TCGI or the Bank that, together with all other stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of TCGI or the Bank.

(2) A change in the effective control of TCGI or the Bank. A change in the effective control of TCGI or the Bank occurs on the earlier of the date that a majority of the members of the Board or the Bank’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board or the Bank’s Board of Directors prior to the date of the appointment or election; provided, however, that, if one person, or more than one person acting as a Group, is considered to effectively control TCGI or the Bank, the acquisition of additional control of TCGI or the Bank by the same person or persons is not considered a change in the effective control of TCGI or the Bank.

(3) A change in the ownership of a substantial portion of TCGI’s or the Bank’s assets. A change in the ownership of a substantial portion of TCGI’s or the Bank’s assets occurs on the date that any one person, or more than one person acting as a Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from TCGI or the Bank that have a total Gross Fair Market Value (as defined below) equal to or more than fifty percent (50%) of the total Gross Fair Market Value of all of the assets of TCGI or the Bank immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by TCGI or the Bank is not treated as a change in the ownership of such assets if the assets are transferred to:

(A) a stockholder of TCGI or the Bank (immediately before the asset transfer) in exchange for or with respect to its stock; or

(B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by TCGI or the Bank.

(iv) For purposes of the definition of Change in Control:

(1) “Gross Fair Market Value” means the value of the assets of TCGI or the Bank (as applicable), or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

(2) “Group” shall have the meaning ascribed to such term in Sections (i)(5)(v)(B), (vi)(D) or (vii)(C), as applicable, of Treasury Regulation Section 1.409A-3; and

(3) “Employee Stock Ownership Plan” means a retirement plan that is (A) intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”); (B) intended to be an employee stock ownership plan defined under Code Section 4975(e)(7); and (C) is sponsored by TCGI (or a member of its controlled group, as determined under Code Section 414(b)).

(v) “Exchange Act” means the Securities Exchange Act of 1934. The terms “beneficial owner” and “beneficially owned” have the meaning set forth in Rule 13d-3 under the Exchange Act.

(vi) “Outstanding securities” when used in the context of the “combined voting power of TCGI’s then outstanding securities” means only the common stock of TCGI and securities convertible into such common stock.

(vii) “Change in Control Period” means the continuous period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

(viii) “COBRA Continuation Coverage” means the medical, dental and vision care benefits that Executive and his Qualifying Family Members elect and are eligible to receive upon Executive’s termination of employment with TCGI and the Bank pursuant to Code Section 4980B and Section 601 et. al. of the Employee Retirement Income Security Act of 1974, as amended. For this purpose, an Executive’s Qualifying Family Members are his spouse and his dependent children to the extent they are eligible for, and elect to receive, continuation coverage under such Section 4980B and Section 601 et. al. Notwithstanding any other provision of this Agreement to the contrary, COBRA Continuation Coverage under this Agreement shall terminate for any individual when it terminates under the terms of the applicable benefit plan of TCGI or the Bank in accordance with such Section 4980B and Section 601 et. al.

(ix) “Disability” shall be deemed to have occurred if TCGI determines that Executive has a physical or mental impairment, as confirmed by a licensed physician selected by TCGI that renders Executive unable to engage in any substantial gainful activity, and is expected to result in death or is expected to last for a continuous period of not less than twelve (12) months. This definition of “Disability” is intended to comply with Code Section 409A, and the regulations in effect thereunder, and shall be interpreted and administered in accordance with said provisions. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

(x) “Effective Date” means the date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if Executive incurs a Qualifying Termination, then for all purposes of this Agreement the “Effective Date” shall mean the date of such Qualifying Termination.

(xi) “Good Reason” means the occurrence of any of the following events unless, (A) such event occurs with Executive’s express prior written consent, (B) the event is an isolated, insubstantial or inadvertent action or failure to act which is remedied by TCGI or the Bank promptly after receipt of notice thereof given by Executive, (C) the event occurs in connection with the termination of Executive’s employment for Cause, Disability or death or (D) the event occurs in connection with Executive’s voluntary termination of employment other than due to the occurrence of one of the following events:

(1) a material adverse change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to Executive’s position (including, but not limited to, Executive not being re-elected or removed from his positions with TCGI or the Bank); or

(2) a change in Executive’s principal office to a location outside of Cook County, DuPage County or Lake County; or

(3) any material reduction in Executive’s Base Salary and Bonus opportunity (other than permitted proportionate reductions applicable to all similarly situated senior executives of TCGI or the Bank, unless such reduction occurs during the two (2) year period commencing upon a Change in Control); or

(4) a material breach of this Agreement by TCGI or the Bank.

Notwithstanding any provision herein to the contrary, removal of Executive from the position of Chief Executive Officer of TCGI (including a reduction or alteration or any material adverse change in the nature and/or scope of the authorities, powers, functions, duties and/or responsibilities applicable to the position of Chief Executive Officer of TCGI in accordance with the Bylaws of TCGI) at any time, shall not constitute a Good Reason event, unless Executive is no longer an employee of TCGI or there is a material reduction in his compensation pursuant to clause (3) above or Executive suffers a material reduction of duties such that Executive no longer has the duties and responsibilities of an active senior executive of TCGI as determined from time to time in accordance with the Bylaws of TCGI. Anything herein to the contrary notwithstanding, Executive shall be required to give written notice to the Board that Executive believes an event has occurred that constitutes a Good Reason event within ninety

(90) days of the initial occurrence, which written notice shall specify the particular act or acts, on the basis of which Executive intends to so terminate Executive’s employment. Within sixty (60) days of its receipt of such notice, TCGI or the Bank, as the case may be, shall have the opportunity to cure such Good Reason event, and if cured, within such sixty (60) day period, any termination by Executive due to that particular Good Reason event, shall be a voluntary termination of employment other than for Good Reason.

(xii) “Prior Year’s Bonus” means the Bonus paid by TCGI or the Bank to Executive in the year preceding the year in which the Effective Date occurs.

(xiii) “Qualifying Termination” means a termination of employment where Executive’s employment with TCGI or the Bank is terminated by TCGI or the Bank without Cause or by Executive for Good Reason and a Change in Control occurs within sixty (60) days of the termination of Executive’s employment.

(xiv) “Severance Compensation” means the sum of (A) Executive’s annual Base Salary at the greater of the rate in effect on the Effective Date or the rate in effect immediately prior to the date when notice of termination of Executive’s employment was given and (B) the average of (1) the Prior Year’s Bonus and (2) the greatest of (a) the Prior Year’s Bonus, (b) Executive’s actual Bonus for the year in which the Effective Date occurs, or (c) Executive’s Bonus at target for the year in which his Separation from Service occurs.

(xv) “Separation from Service” means Executive’s termination of employment with TCGI and the Bank that constitutes a “separation from service,” as such term is defined under Code Section 409A or applicable guidance or regulations thereunder.

(xvi) “Taylor Family” means (A) Iris Taylor and the Estate of Sidney J. Taylor, (B) a descendant (or a spouse of a descendant) of Sidney J. Taylor and Iris Taylor, (C) any estate, trust, guardianship or custodianship for the primary benefit of any individual described in item (A) or (B) above, or (D) a proprietorship, partnership, limited liability company, or corporation controlled directly or indirectly by one or more individuals or entities described in item (A), (B) or (C) above.

(b) Certain Terminations of Employment. If Executive’s Separation from Service occurs except as a result of his death or Disability:

(i) (x) by TCGI (other than for Cause) or (y) as a result of Executive’s termination for Good Reason within one hundred fifty (150) days of the Good Reason event, Executive shall be entitled to receive (A) all previously earned and accrued but unpaid Base Salary and Benefits up to the date of such termination shall be paid to Executive within thirty (30) days of his Separation from Service, (B)

any Bonus earned but unpaid for the calendar year preceding such termination, (C) subject to Sections 4.3(k) and 4.3(l), a Pro-Rata Bonus for the year in which such termination occurs, (D) subject to Sections 4.3(k) and 4.3(l), an amount equal to one and one-half (1.5) times the sum of Base Salary plus the average of (1) the Bonus paid to Executive with respect to the year preceding the year in which his employment terminates, and (2) the greater of (I) the amount described in clause (1) and (II) Executive’s Bonus at target for the year in which his termination occurs to be paid in equal installments (subject to the accumulation of the first installment consistent with Section 4.3(h)) through the period ending on the eighteen (18) month anniversary of the termination of Executive’s employment in accordance with the Bank’s customary payroll practices; and (E) for a period of not more than eighteen (18) consecutive months beginning with the date of Executive’s termination of employment, TCGI or the Bank shall provide, at no cost to Executive and his Qualifying Family Members, COBRA Continuation Coverage. Any benefits described under Sections 3.3 and 3.4 shall be payable in accordance with the terms of the applicable plan or arrangement. In the event Executive materially breaches any of his obligations set forth in Sections 8, 9, 10, 11, 12 and/or 13, the Bank’s and TCGI’s obligation to make any further payments or provide benefits to Executive under this Agreement shall terminate, and Executive acknowledges that the remedy offered to the Bank and TCGI under this Section 4.3(b)(i) is not exclusive and it shall not preclude TCGI or the Bank from seeking or receiving any other relief, including, without limitation, any form of monetary or equitable relief; and

(ii) as a result of (A) Executive’s voluntary resignation other than for Good Reason in accordance with the provisions relating to a Good Reason termination, or (B) termination by the Board for Cause, Executive shall be entitled to all previously earned and accrued but unpaid Base Salary which shall be paid to Executive within thirty (30) days of his employment termination date. Paid time off and other benefits to which Executive may be entitled shall be determined in accordance with TCGI’s or the Bank’s applicable plans, programs, and policies in effect from time to time. The Executive shall not be entitled to any Bonus or awards under Section 3.3 or 3.4, or any Benefits, or to any other severance or other compensation of any kind, nature or amount; unless otherwise provided pursuant to the terms of applicable plans, programs and policies of TCGI and the Bank.

(c) Change in Control. Subject to the limits of this Agreement and in addition to any payments Executive is entitled to receive pursuant to Section 4.3(b) and Executive’s obligations thereunder, if during the Change in Control Period Executive’s Separation from Service occurs other than as a result of his death or Disability because, (x) TCGI terminates Executive’s employment other than for Cause or (y) Executive terminates his employment with TCGI for Good Reason within one hundred fifty (150) days of the Good Reason event, then: (i) TCGI shall pay to Executive an amount equal to one-half

(0.5) times Executive’s Severance Compensation (the “Change in Control Payment”); (ii) TCGI shall continue Executive’s medical benefits for a period of up to thirty-six (36) months, provided such continued medical benefits constitute COBRA Continuation Coverage, and subject to the limitations of Section 4.3(a)(viii); and (iii) the vesting of any outstanding Incentive Plan benefits under Section 3.3 shall be governed by the terms of the controlling plan documents. Subject to Sections 4.3(k) and 4.3(l), the Change in Control Payment shall be paid in a single lump sum payment as follows: (i) if Executive’s termination of employment occurs as a result of a Qualifying Termination, the Change in Control Payment shall be made within seventy (70) days following the Change in Control or (ii) if Executive’s termination of employment occurs on or following the date of the Change in Control, the Change in Control Payment shall be made within seventy (70) days following Executive’s Separation from Service; provided, however, that if such seventy (70) day period spans two calendar years, the Change in Control Payment shall be made on or after January 1 of the second calendar year. If Executive’s employment is terminated by Executive during the Change in Control Period for any reason other than a Good Reason, or if TCGI shall terminate Executive’s employment for Cause during the Change in Control Period, or if Executive’s employment terminates due to Executive’s death or Disability, the obligation provided in this Section 4.3(c) shall terminate without any obligation of TCGI or the Bank to Executive hereunder.

(d) Taxes. Subject to Section 4.3(k), in the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, Executive under this Agreement and under all other plans, programs and arrangements of TCGI or the Bank (the “Aggregate Payment”) is determined to constitute a “parachute payment,” as such term is defined in Code Section 280G(b)(2), TCGI or the Bank shall pay to Executive, prior to the time any excise tax imposed by Code Section 4999 (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount, which after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment (“Gross-Up Payment”); provided, however, that such Gross-Up Payment shall not exceed $350,000 and shall be made no later than the end of Executive’s taxable year following the taxable year in which Executive remits the Excise Tax to the applicable taxing authority. Notwithstanding the foregoing provision of this Section 4.3(d) to the contrary, if it shall be determined that Executive is entitled to a Gross-Up Payment, but the Aggregate Payment does not exceed one hundred ten percent (110%) of the greatest amount that could be paid to Executive without the Aggregate Payment giving rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to Executive and the Aggregate Payment shall be reduced to the Reduced Amount. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to Executive as a Gross-Up Payment and the time of such Gross-Up Payment pursuant to this Section 4.3(d) shall be made by an independent auditor (the “Auditor”) jointly selected by TCGI and Executive and paid by TCGI. The Auditor shall be a nationally recognized United States public accounting firm that has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of TCGI or any Affiliate thereof. If Executive and TCGI cannot agree on the firm to serve as the Auditor, then Executive and TCGI shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Subject to the foregoing cap of $350,000, in the event that the amount of Executive’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial Gross-Up Payment to Executive under this Section 4.3(d) has been made, TCGI or the Bank shall pay to Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined by the Auditor so as to make Executive whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon); provided, however, that such payment shall be made no later than the end of Executive’s taxable year following the taxable year in which Executive remits the Excise Tax to the applicable taxing authority. In the event the amount of Executive’s Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial Gross-Up Payment to Executive has been made, Executive shall, as soon as practical after the determination is made, pay to TCGI or the Bank, as the case may be, the amount of the overpayment by TCGI or the Bank, reduced by the amount of any relevant taxes already paid by Executive and not refundable, all as determined by the Auditor. Executive and TCGI shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax.

(e) Other Benefits. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any other non-severance plan, program, policy or practice of TCGI, the Bank or any Affiliate for which Executive may qualify, nor shall anything in this Agreement limit or otherwise affect the rights of TCGI, the Bank or Executive under any other non-severance plan, program, policy, practice, contract or agreement to which TCGI, the Bank or any Affiliate may be a party. Any amounts payable or rights or benefits furnished to Executive under any such non-severance plan, program, policy, practice, contract or agreement with TCGI, the Bank or any of its Affiliates at or subsequent to the date of Executive’s termination of employment shall be payable in accordance with the terms of such plan, program, policy, practice, contract or agreement and without regard to this Agreement, except as explicitly modified by this Agreement, to the extent such modification does not result in a tax under Code Section 409A. Amounts payable in respect of this Agreement shall not be taken into account with respect to any other non-severance employee benefit plan or arrangement. Notwithstanding anything to the contrary herein, benefits payable to Executive under Sections 4.3(b) and/or 4.3(c) hereof shall be in lieu of benefits under any other severance plan, program, policy, or practice of TCGI, the Bank or any Affiliate.

(f) Mitigation. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement, and the amount payable under this Agreement shall not be reduced in the event that Executive obtains other employment.

(g) Certain Payments. Notwithstanding anything to the contrary herein, in the event of Executive’s death following a termination of Executive’s employment with TCGI or the Bank during the Change in Control Period under circumstances described in the first sentence of Section 4.3(c) hereof, (A) if Executive’s death shall have occurred prior to the payment of the lump sum amount set forth in clause (i) of the first sentence of Section 4.3(c), such amount shall thereafter be paid in accordance with Section 22.10 and (B) if Executive’s death shall have occurred prior to the end of the eighteen (18) month period described in clause (E) of Section 4.3(b)(i), TCGI will continue to provide at no cost COBRA Continuation Coverage to Executive’s Qualifying Family Members (but only to the extent a Qualifying Family Member is being provided such coverage at the time of Executive’s death) for the remainder of such eighteen (18) month period, subject to the limits set forth in Section 4.3(a)(viii).

(h) Payment of Benefits. Following the termination of Executive’s employment and except as expressly provided above or in Section 4.3(l), and subject to Section 4.3(k), all payments (or in the case of installments, the first installment) due to Executive hereunder shall be paid to Executive on the seventieth (70th) day after the date of Separation from Service. In the case of payments in installments, any installments that might be due (but for the application of Section 4.3(k)) prior to the seventieth (70th) day after the date of Separation from Service shall be accumulated such that the first installment of such payment shall (subject to Section 4.3(k)) be paid on the seventieth (70th) day after the date of Separation from Service.

(i) Sole Source of Severance Benefits. Other than the Salary Continuation Benefit referred to in Section 21 below, Executive hereby agrees that except as expressly provided herein no severance compensation of any kind, nature or amount shall be payable to Executive by TCGI or the Bank.

(j) Right to Benefits Terminates. Except as provided in Sections 4.3(b)(i) and 4.3(c) above, all of Executive’s rights to Benefits hereunder, or participation in any plans, programs, or perquisites (if any) of TCGI, the Bank or any Affiliate shall cease upon the termination of Executive’s employment, except the right of Executive to elect COBRA Continuation Coverage.

(k) Execution of Release. To receive payments and benefits under Section(s) 4.3(b)(i), 4.3(c) and/or 4.3(d), Executive must execute, not revoke and return to TCGI a release and waiver of claims substantially in the form attached hereto as Exhibit A (“Release”) and such Release must become irrevocable no later than sixty (60) days following Executive’s Separation from Service. If such Release is not timely executed, returned to TCGI and if the revocation period has not expired, and the Release has not become irrevocable, Executive shall forfeit his right to any payments or benefits as provided in Section(s) 4.3(b)(i), 4.3(c) and/or 4.3(d).

(l) Specified Employee. Notwithstanding anything to the contrary herein provided, if Executive is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the date of his Separation from Service, no payments of deferred compensation payable due to

Executive’s Separation from Service shall be made under the Incentive Plan, the Deferred Compensation Plan described in Section 3.4, this Agreement under Section 4.3, or under any other deferred compensation arrangements payable under this Agreement due to Executive’s Separation from Service, to Executive hereunder before the first business day that is six (6) months after the date of Executive’s Separation from Service (or upon Executive’s death, if earlier) (the “Restricted Period”). Any deferred compensation payments that would otherwise be required to be made to Executive during the Restricted Period shall be accumulated by TCGI or the Bank, as the case may be, and paid to Executive on the first day after the end of the Restricted Period. The foregoing restriction on the payment of amounts to Executive during the Restricted Period shall not apply to the payment of employment taxes.

5. BUSINESS EXPENSES. Executive is authorized to incur ordinary and necessary business expenses in order to meet TCGI’s or the Bank’s expectations that as an employee, he travel and entertain as the business of TCGI or the Bank requires. The Bank will reimburse Executive for all reasonable business expenses thereby incurred upon receipt of expense vouchers in a form satisfactory to the Bank in accordance with the Bank’s policies as in effect from time to time.

6. WORKING FACILITIES. Executive shall be furnished with office facilities, equipment and services suitable to his position and adequate for the performance of his duties.

7. INDEMNITY. Executive shall be eligible for indemnity to the fullest extent permitted by law and/or the Bylaws of the Bank and TCGI (as set forth more fully in an indemnification agreement between TCGI and Executive entered into as of the date hereof).

8. RETURN OF PROPERTY. At the time that Executive’s employment terminates, or at any other time that TCGI so requests, Executive will promptly return and turn over to TCGI all property of TCGI, the Bank and their Customers, including but not limited to all Confidential Information (as defined in Section 13) in Executive’s possession or control, whether in written form, stored electronically or in physical form. Executive will not keep any copies of such materials.

9. ABSENCE OF PRIOR AGREEMENTS. Executive represents, warrants and agrees that Executive:

(a) has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; and

(b) by entering into this Agreement and performing the duties of his position, he will not breach, violate, be in conflict with, or interfere with any contract, agreement, understanding or legal obligation owed to any third party, and Executive is free to execute this Agreement.

10. WORKS BELONG TO THE BANK AND TCGI. TCGI and the Bank have retained Executive to continue to work full time and exclusively for TCGI and the Bank, so all work product which Executive develops while engaged in performing services for TCGI or the Bank during or prior to the Term (“Work”) shall be the sole property of TCGI or the Bank, as appropriate. TCGI or the Bank, as appropriate, shall be the sole owner of all patents, copyrights and other rights relating to Works. Executive acknowledges that all Works are works for hire that become property of TCGI or the Bank, as appropriate, and Executive assigns to TCGI or the Bank, as appropriate, any and all rights that Executive may have or acquire in all Works. Executive also acknowledges that any business he generates during the Term, or any business he has generated prior to the Term for TCGI or the Bank shall belong to TCGI or the Bank, as determined by TCGI.

11. COOPERATION. Executive agrees that both during and after the Term, he shall, at the reasonable request of TCGI or the Bank, render all assistance and perform all lawful acts that TCGI or the Bank considers necessary or advisable in connection with any litigation or other legal proceedings or regulatory matters involving TCGI or the Bank or any present or former director, officer, member, manager, executive, shareholder, agent, representative, consultant, Customer or vendor of TCGI or the Bank. Executive also agrees that, in addition to the other obligations set forth in this Agreement, during his employment and for as long thereafter as shall be deemed reasonably necessary by TCGI or the Bank, he will consult, assist and reasonably cooperate with TCGI and the Bank in any negotiation, transaction, inquiry, regulatory review, investigation, or other action arising out of matters in which he was involved while employed by TCGI or the Bank or as to which he may have pertinent information. Executive agrees that he will make himself reasonably available for preparation for hearings, interviews, proceedings, litigation or other matters. TCGI and the Bank agree to make reasonable efforts to provide Executive with reasonable notice in the event his assistance, cooperation or participation is required. Notwithstanding anything in this Section 11 to the contrary, any such cooperation or assistance to be provided by Executive will in no way prevent him from incurring a Separation from Service on the date of his termination of employment. TCGI or the Bank will reimburse reasonable out-of-pocket expenses incurred by Executive as a direct result of his cooperation hereunder, provided that such expenses are supported by appropriate documentation in accordance with TCGI’s or the Bank’s policies and have the prior approval of TCGI or the Bank. Notwithstanding anything to the contrary herein provided, the amount of reimbursement provided during one calendar year shall not affect the amount of reimbursement provided during a subsequent calendar year, the reimbursement may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement will be paid no later than the last day of Executive’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement. The reimbursement provisions of this Section 11 shall be in effect for the lifetime of Executive.

12. COMMENTS CONCERNING THE BANK OR TCGI. Executive agrees that, during and after the Term, he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of defaming or disparaging or otherwise reflecting poorly upon the Bank, TCGI and/or its or their respective Customers, executives, officers, directors, shareholders, managers, members, suppliers, or joint venturers concerning their products, reputations, services, good will, or business opportunities; provided however, that nothing in this Agreement is intended to preclude Executive from providing truthful and non-malicious testimony if properly subpoenaed to testify under oath.

13. CONFIDENTIALITY AND NON-SOLICITATION PROVISIONS.

(a) Confidential Information. Executive acknowledges that he is or will be in a position of trust and in the course of his employment or retention, he continues to be given access to Confidential Information (as defined below) of TCGI, the Bank and its or their Customers. This Confidential Information is not generally known, has been generated at great effort and expense, and has been maintained in a confidential manner by TCGI and/or the Bank. Executive agrees to keep all Confidential Information strictly confidential. Executive will not use, copy, take, disclose or remove Confidential Information (i) during his employment or retention, except as expressly authorized by and for the benefit of the Bank or TCGI, and (ii) at any time after his employment or retention ends for as long as such Confidential Information has not become generally known in the banking industry through proper means. Executive will not claim any rights to or lien on any Confidential Information. Executive will immediately notify TCGI or the Bank of any unauthorized possession, use or disclosure, or threat thereof, of any Confidential Information by anyone. “Confidential Information” means any other non-public confidential or proprietary information of TCGI, the Bank and/or its or their Customers (whether reduced to writing or not) including, but not limited to: (A) Customer files, presentations, contracts, loan commitments, credit or loan proposals, credit information, term sheets and other information relating to TCGI’s or the Bank’s business or its or their Customers; (B) employee personnel files and expense records; (C) marketing databases and marketing proposals or strategies; (D) financial analyses; and (E) any other information belonging to TCGI, the Bank or its or their Customers that would be protected by law, whether or not it constitutes a “trade secret” within the meaning of the Illinois Trade Secrets Act (765 ILCS 1065/1 et seq.), as amended. Confidential Information shall not include: (1) information disclosed publicly in published materials or (2) information that has become generally known in the banking industry through proper means. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from disclosing any Confidential Information as is required by law, provided that, unless prohibited from doing so by law, prior to any such disclosure, Executive shall promptly and without delay, provide notice of such anticipated disclosure to TCGI and the Bank.

(b) Non-Interference. Except with the prior written consent of TCGI and the Bank, during Executive’s employment or retention and for a period of twelve (12) months after his Separation from Service for any reason, Executive agrees that he will not, directly or indirectly, either for himself or for any other business or person:

(i) Solicit or attempt to solicit for the purpose of doing business in a competitive manner with any of the Bank’s or TCGI’s Customers with whom the Bank or TCGI has a protectable relationship or with whom Executive has had substantial contact, or about whom Executive obtained Confidential Information during his employment or retention. For purposes of this Agreement, the term “Customer” includes any person, firm or entity (A) who, at the time of Executive’s employment with or retention by, TCGI or the Bank, maintained any depository account at the Bank; or (B) to whom the Bank has extended credit (whether new or existing) during the six (6) month period immediately preceding the Executive’s Separation from Service; or (C) who otherwise actually used any of the Bank’s financial products or services during the six (6) month period immediately preceding the Executive’s Separation from Service.

(ii) Solicit or negotiate with, for the purpose of doing business in a competitive manner with, hiring, or otherwise engage in any activity that encourages or induces any Employee with whom the Bank or TCGI has a protectable relationship or with whom Executive has had substantial contact, or about whom Executive obtained Confidential Information to: (A) alter or terminate his or her employment relationship with TCGI or the Bank, or (B) breach any obligation owed to the Bank or TCGI. For purposes of this Agreement, the term “Employee” means any person employed by TCGI or the Bank at the time of the activities complained of, or any person whose employment with TCGI or the Bank ended within one (1) month preceding the occurrence of such activity.

(iii) As used in this Agreement, “business” includes any corporation, company, sole proprietorship, association, partnership, limited partnership, consultant, independent contractor, or other person or entity.

(c) Extension of Restraints During Periods of Violation. If Executive violates any restriction on his activities in this Agreement, Executive agrees that the period of such restriction shall not run during the period of the violation and the duration of such restriction shall automatically be extended for an additional period equal to the cumulative duration of such violation. Executive agrees that the purpose of this Section 13(c) is to give the Bank and TCGI the protection of the restriction for the full agreed-upon duration.

(d) Need for Restrictive Provisions in this Agreement. Executive agrees that because of the nature of TCGI’s or the Bank’s business, any restriction in this Agreement is reasonable in light of the benefits conferred upon Executive and is necessary to protect the legitimate interests of TCGI or the Bank and enforcement of such restriction will not cause any undue hardship or unduly restrict Executive’s ability to earn a living or support his family.

14. RESOLUTION OF DISPUTES. Any dispute related to the interpretation or enforcement of this Agreement shall be enforceable only by arbitration in Cook County, Illinois (or such other metropolitan area to which TCGI’s principal executive offices may be relocated if such relocation does not result in Good Reason for Executive to terminate his employment with TCGI), in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by TCGI, the second of whom shall be selected by Executive and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if one of the Parties fails or refuses to select an arbitrator, or if the arbitrators selected by TCGI and Executive cannot agree on the selection of the third arbitrator within seven (7) days after such time as TCGI and Executive have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in the metropolitan area where arbitration under this Section 14 would otherwise have been conducted. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any Party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Notwithstanding the foregoing, the Parties may also seek specific enforcement of any of the provisions of this Agreement, or any of the other documents executed in connection herewith, and in connection therewith, if a court finds any provision in this Agreement to be unreasonable or unenforceable, Executive agrees that such finding will not affect the validity of any other provision and that the court may modify, amend or excise such invalid provision so that it is reasonable and enforceable to the maximum extent permitted by law. Executive also agrees that TCGI and the Bank will be entitled to emergency, preliminary, and final injunctive relief to enforce this Agreement without the need for a bond or security. TCGI’s and the Bank’s remedies for breach of this Agreement are cumulative and pursuit of one remedy by TCGI or the Bank shall not exclude any other remedy.

15. VENUE. To the extent it becomes necessary for a Party to seek specific enforcement or other equitable relief, TCGI, the Bank and Executive acknowledge and agree that the U.S. District for the Northern District of Illinois, or if such court lacks jurisdiction, the Circuit Court (or its successor) in and for Cook County, Illinois, shall be the venue and exclusive proper forum in which to adjudicate any such proceeding, and the Parties further agree that, in the event of any such litigation they will not contest or challenge the jurisdiction or venue of these courts.

16. WAIVER OF SERVICE. Executive agrees to waive formal service of process under any applicable federal or state rules of procedure. Service of process shall be effective when given in the manner provided for notices hereunder.

17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its principles of conflicts of law or choice of law under which the law of any other jurisdiction would apply.

18. WAIVER OF BREACH. Waiver by TCGI, the Bank or Executive of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any Party. The failure to enforce at any time or for any period of time one or more of the terms or conditions of this Agreement shall not constitute a waiver of any such terms or conditions or the right of TCGI, the Bank or Executive to enforce each and every term of this Agreement.

19. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

20. REGULATORY SUSPENSION AND TERMINATION. If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of TCGI’s or the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, TCGI’s or the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, then TCGI shall: (i) pay Executive all of the compensation withheld while obligations were suspended, and (ii) reinstate any of the obligations, which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of TCGI’s or the Bank’s affairs by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of TCGI and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected. If TCGI or the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of TCGI or the Bank under this Agreement shall terminate as of the date of default, but this sentence shall not affect any vested rights of the Parties. All obligations of TCGI and the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of TCGI or the Bank under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the Federal Deposit Insurance Act, as amended, or when TCGI or the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the Parties that have already vested, however, shall not be affected by such action. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the Federal Deposit Insurance Act, as amended, and any regulations promulgated thereunder.

21. ENTIRE AGREEMENT; AMENDMENT. Except with respect to the indemnification agreement contemplated by Section 7, and that certain memorandum from TCGI and the Bank dated June 15, 2005 to Executive re: Salary Continuation Following Death (“Salary Continuation Benefit”), this Agreement contains the entire agreement of the Parties, supersedes all prior agreements, understandings, representations or discussions among the Parties, and may be amended or modified only by an agreement in writing signed by the Parties. Executive acknowledges that in executing this Agreement he is not relying on any oral or written representation by anyone connected with TCGI and/or the Bank that is not set forth in this Agreement.

22. MISCELLANEOUS.

22.1 Set-off. To the extent permitted by law, and to the extent that such action will not result in the imposition of additional taxes, interest, or penalties under Code Section 409A, the Bank or TCGI may credit any amount owing to them from Executive against any payment(s) that might otherwise be due to Executive from TCGI or the Bank.

22.2 Notices. Any communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered, (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the U.S. mail, postage prepaid, certified or registered mail, return receipt requested, addressed as set forth below, or (iii) on the first business day after proper and timely deposit for next day delivery, freight prepaid, with a nationally recognized delivery service providing next-day service to the location of the recipient, to such Party at the address set forth below:

If to TCGI or the Bank:	Taylor Capital Group, Inc.
9550 W. Higgins Road
Rosemont, IL 60018
Attention: GSVP - Human Capital

With a Copy to:	Jeffrey Patt
Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661-3693

If to Executive:	Bruce Taylor
To such address as reflected on TCGI’s books and records as of the date of such notice; provided, that if Executive has previously provided written notice to TCGI of a new address for notice hereunder, then to such address.

With a Copy to:	Stanley Meadows
McDermott Will & Emery LLP
227 W. Monroe Street Chicago, IL 60606-5096

(or to such other address as any Party shall specify by written notice so given).

22.3 Headings. All headings contained in this Agreement are inserted herein for convenience of reference only and shall not be considered in the construction of any provision hereof.

22.4 Gender and Number. Whenever in this Agreement the masculine, feminine or neuter gender is used, such usage shall be deemed to include all other genders as well, and singular usage shall include plural usage, and vice versa, all as the context shall require.

22.5 Benefits and Assignability. This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and assigns; provided, however, (i) the duties, rights, or obligations of Executive under this Agreement are personal to him and may not be assigned by him, and (ii) Executive’s right to receive payments under this Agreement may not be assigned without the prior written consent of TCGI and the Bank, which consent may be withheld in the sole discretion of TCGI or the Bank, as applicable. TCGI and the Bank shall be free to assign the Agreement to any party without the consent of Executive or any of his administrators, heirs, successors or assigns.

22.6 Voluntary Agreement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent he desired, he availed himself of this right, that he has carefully read and fully understands all of the provisions of the Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into this Agreement, and that he read this document in its entirety and fully understands the meaning, intent and consequences of this Agreement.

22.7 Interpretation. This Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing the Agreement to be drafted as the Parties have had an opportunity to provide input in the drafting of this Agreement.

22.8 Survivability. The Parties acknowledge and agree that the provisions of this Agreement are intended to and shall survive indefinitely or as provided in accordance with the applicable provisions, and that the termination of the Term hereof shall only terminate those provisions expressly to be performed solely during the Term.

22.9 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements shall not affect the validity or enforceability of any other covenant or agreement contained herein. In addition, if, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed among the Parties that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

22.10 Beneficiary. If any amounts due hereunder become payable after the death of Executive, TCGI or the Bank, as applicable, shall pay such amounts to a legal beneficiary designated in writing by Executive. If Executive files no beneficiary designation or if no beneficiary designated survives Executive, TCGI or the Bank, as applicable, shall pay such amounts as determined under any controlling benefit plan document or, if none, (i) to the surviving spouse, if any, (ii) to the descendants of Executive, per stirpes, if no spouse survives, or (iii) to the estate of Executive if no spouse or descendants survive Executive.

22.11 Code Section 409A Compliance. It is the intent of the Parties to comply with all provisions of Code Section 409A so that Executive shall not be required to include in his gross income for federal income tax purposes, prior to the actual receipt thereof, any amounts received that may otherwise be considered to be deferred payments. In the event that the interpretation or requirements of Code Section 409A change during the period of Executive’s employment with TCGI or the Bank, the Parties will amend this Agreement, only as necessary, to comply with any such change, if and to the extent such an amendment would be permitted by Code Section 409A. Notwithstanding any provision herein to the contrary, nothing in this Agreement shall require TCGI or the Bank to pay any tax, penalty or interest assessed against Executive or otherwise required to be paid by Executive for any Code Section 409A failures or non-compliance with Code Section 409A.

22.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EXECUTIVE		TAYLOR CAPITAL GROUP, INC.

/s/ Bruce Taylor		By:	/s/ Mark A. Hoppe
Bruce Taylor

COLE TAYLOR BANK

By:	/s/ Mark A. Hoppe

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made between Taylor Capital Group, Inc. (“TCGI”) and Cole Taylor Bank (the “Bank”) (collectively, the “Company”), on the one hand, and Bruce Taylor (“Executive”), on the other.

WHEREAS, on [date], 2008, Executive and the Company entered into an Employment Agreement (the “Employment Agreement”) for Executive to serve as Chairman of the Bank and Chairman and Chief Executive Officer of TCGI; and

WHEREAS, effective [date] (the “Separation Date”), Executive’s employment with TCGI will terminate and he will cease to hold the Chairman positions with the Bank and TCGI and the Chief Executive Officer position with TCGI; and

WHEREAS, Executive and the Company wish to fully resolve any and all past, present or future disputes relating to Executive’s employment or engagement with, or termination from, the Bank and TCGI, and to set forth terms and conditions relating to the termination of Executive’s positions.

NOW, THEREFORE, in consideration of the releases, representations, and obligations stated below, Executive, on the one hand, and TCGI and the Bank, on the other, agree as follows:

1. Separation from Employment. Executive’s employment with Company will terminate effective                          (the “Separation Date”). The Company will provide Executive with Executive’s regular base pay and accrued but unused vacation pay through the Separation Date, as well as any vested 401(k) benefits. Executive acknowledges that with such payments, Executive will have received all compensation and benefits (including leave time) due to Executive in connection with Executive’s employment, and Executive is not entitled to any additional benefits except as specifically provided below.

2. Consideration of Company. In consideration for the releases and covenants by Executive in this Agreement (provided that Executive abides by and does not revoke any part of this Agreement), the Company will provide Executive with the following severance benefits: [insert description of benefits to be paid as set forth in the Employment Agreement]

3. Executive Release of Rights and Agreement Not to Sue. Executive (defined for the purpose of this Paragraph 3 as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Released Parties (defined as TCGI, the Bank, and any of their past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, subsidiaries, predecessors, successors, affiliates, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known and/or unknown claims and/or causes of action, liabilities, damages, fees, and/or remuneration of any sort, arising or that may have arisen out of or in connection with Executive’s employment with or termination of employment from or retention by the Company, including but not limited to claims or causes of action for:

(a) violation of any written or unwritten contract, agreement, understanding, policy, benefit, retirement or pension plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration;

(b) discrimination or retaliation on the basis of any characteristic or trait protected under law (including but not limited to race, color, national origin, sex, sexual orientation, religion, disability, marital or parental status, age, union activity or other protected activity), or other denial of protection or benefits under any statute, ordinance, executive order or regulation (including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Illinois Wage Payment and Collection Act, and the Illinois Human Rights Act, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment); and/or

(c) violation of any public policy or common law of any state relating to employment or personal injury (including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contract).

Executive further waives any right to recovery in a proceeding instituted on Executive’s behalf by an administrative agency or other entity regarding Executive’s retention or employment with, or separation from, the Company; provided, however, that Executive is not releasing any claims related to (i) the breach of this Agreement; (ii) any vested right in any employee benefit plan in which Executive was participating as of the Separation Date; (iii) coverage under the Company’s directors’ and officers’ liability insurance policy pursuant to the terms and conditions of such policy; (iv) any right to indemnification; (v) worker’s compensation benefits; (vi) the rights to health care continuation coverage pursuant to COBRA; (vii) unemployment insurance benefits; and (viii) any claim that may not be released as a matter of law. Executive affirms that, as of the date of signing this Agreement, no action or proceeding covered by this Paragraph 3 is pending against any of the Released Parties.

4. Acknowledgement of Continuing Obligations. Notwithstanding this Agreement and the termination of Executive’s positions with the Company, the parties acknowledge and agree that those provisions of the Employment Agreement intended to survive Executive’s separation or termination of the Term of the Employment Agreement shall so survive, and that the parties remain bound by provisions of the Employment Agreement including but not limited to Sections 10 through 16 and 20. Executive represents that, no later than the date on which he tenders this Agreement to the Company, he will have fully complied with his obligations set forth in Section 8 of the Employment Agreement.

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5. Non-admission/Inadmissibility. This Agreement does not constitute an admission by the Company that any action it took with respect to Executive was wrongful, unlawful or in violation of any local, state, or federal statute or regulation, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any such wrongdoing or violation. This Agreement is entered into solely to resolve fully all matters relating to or arising out of Executive’s employment with and termination from the Company, and neither the Agreement nor information regarding its execution or implementation may be admitted or used as evidence in a subsequent proceeding of any kind, except one alleging a breach of this Agreement or any other matter excluded from the releases.

6. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with laws and judicial decisions of the State of Illinois, without regard to its principles of conflicts of law. Any suit, action, or other proceeding arising out of this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts located in Cook County, Illinois.

7. Entire Agreement. This Agreement represents the entire agreement and understanding concerning the matters addressed herein and Executive’s separation from the Company. With the exception of those provisions of the Employment Agreement intended to survive Executive’s separation from employment or termination of the Term of the Employment Agreement, this Agreement supersedes and replaces any and all prior agreements, understandings, discussions, negotiations, or proposals concerning Executive’s termination of employment with the Company.

8. Waiver. No provision of this Agreement may be waived except by a writing executed and delivered by the party against whom waiver is sought. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

9. Revocation Period. Executive has the right to revoke this Agreement for up to seven days after Executive signs it. In order to revoke this Agreement, Executive must sign and send a written notice of the decision to do so, following the notice provisions set forth in Section 22.2 of the Employment Agreement, and that written notice must be received by the Company no later than the eighth day after Executive signed this Agreement. If Executive revokes this Agreement, Executive will not be entitled to any of the consideration from the Company described in Paragraph 2 of this Agreement, and all such consideration shall be forfeited.

10. Voluntary Execution of Agreement. Executive acknowledges that: (i) Executive has carefully read this Agreement and fully understands its meaning; (ii) Executive had the opportunity to take up to 21 days after receiving this Agreement to decide whether to sign it; (iii) Executive understands that the Company is herein advising him, in writing, to consult with an attorney before signing it; and (iv) Executive is signing this Agreement knowingly, voluntarily, and without any coercion or duress, and everything Executive is receiving for signing this Agreement is described in the Agreement itself, and no other promises or representations have been made to cause Executive to sign this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date(s) written below.

BRUCE TAYLOR	TAYLOR CAPITAL GROUP, INC.

By:

Title:

Dated:	Dated:

COLE TAYLOR BANK

By:

Title:

Dated:

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